Exhibit 23.2

Eneti Inc.
9, Boulevard Charles Ill
Monaco 98000

July 11, 2022

Ladies and Gentlemen:

Reference is made to the registration statement on Form F-3 of Eneti Inc. (the “Company”), including the prospectus contained therein and any prospectus supplement thereto, as filed with the U.S. Securities and Exchange Commission (the “Commission”) and as thereafter amended or supplemented (the “Registration Statement”), relating to the registration under the U.S. Securities Act of 1933, as amended, of shares of common stock of the Company, par value $0.01 per share, that may be sold by the selling shareholders named therein.
We hereby consent to each of the references to our name in the Registration Statement, including by reference to the Company's annual report on Form 20-F filed with the Commission on April 15, 2022 (the “Annual Report”), and to the use of the statistical information and industry and market data supplied by us set forth in the Annual Report and the incorporation by reference of the same in the Registration Statement.
We further advise the Company that our role has been limited to the provision of such statistical information and data supplied by us. With respect to such information and data, we advise you that:
(1)
we have accurately described the information and data of the offshore wind industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2)
our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the offshore wind industry.

We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm in the section of the Registration Statement entitled “Experts.”
Yours faithfully,
/s/ J. Pimblett-Speck
J. Pimblett-Speck
Senior Market Consultant

4C Offshore Ltd.